Exhibit 10(t)(2)
[Grantee]
[Address]
[Address]
Dear [Grantee]:
     This letter agreement amends the Restricted Stock award granted to you on [Grant Date] pursuant to the terms of The Scotts Miracle-Gro Company 2006 Long-Term Incentive Plan, as amended from time to time (the “Plan”), and the Award Agreement for Employees (the “Award Agreement”). This amendment shall be effective as of October 30, 2007 (the “Amendment Effective Date”). Unless otherwise defined in this letter agreement, capitalized terms used herein shall have the meanings provided to them in the Award Agreement.
     The Compensation and Organization Committee (the “Committee”) has determined that your Award Agreement shall be amended to provide for a reasonable rate of interest to be calculated with respect to certain cash dividends held in escrow during the Period of Restriction (as defined in the Plan) relating to your shares of Restricted Stock. Accordingly, the following paragraph is hereby added to the Award Agreement:
“A reasonable rate of interest, as determined by the Committee in its sole discretion, will be credited to you and held in escrow during the Period of Restriction (as defined in the Plan) with respect to any cash dividends that were or are declared and paid in respect of your shares of Restricted Stock during the period that began on December 20, 2006 and that ends on [Vesting Date]. At the end of the Period of Restriction, such interest will be distributed to you if all restrictions and conditions relating to your shares of Restricted Stock are met or will be forfeited if those restrictions and conditions have not been met.”

THE SCOTTS MIRACLE-GRO COMPANY

By:

Title:

Acknowledged and agreed,
effective as of the Amendment
Effective Date:

Grantee’s Signature